                                                                   EXHIBIT 10.34


              COMPENSATORY ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS


         Each non-employee director of Open Solutions Inc. (the "Company") is paid an annual retainer consisting of (i) $15,000 in cash and (ii) restricted stock units granted pursuant to Section 7 of the Company's 2003 Stock Incentive Plan with an initial value of $15,000. The number of restricted stock units granted is determined by dividing $15,000 by the last sale price of the Company's common stock on the Nasdaq National Market on the date of grant. The restricted stock units vest on the earlier of (i) the date on which the non-employee director leaves the Board, (ii) the ninth anniversary of the January 1 immediately following the date of grant, (iii) the death or disability of the non-employee director and (iv) a change in ownership or effective control of the Company. Each non-employee director may elect annually to receive all or part of the cash portion of the annual retainer in the form of restricted stock units as described above.

         Each non-employee director also receives an amount equal to $1,000 for each Board meeting that the non-employee director personally attends, or $750 for each Board meeting that the non-employee director participates in by telephone. In addition, each non-employee director who serves on the Audit Committee receives a retainer of $10,000 per year, each non-employee director who serves on the Compensation Committee receives a retainer of $7,500 per year and each non-employee director who serves on the Nominations Committee receives a retainer of $5,000 per year. The chairman of the Audit Committee receives an additional $10,000 per year, the chairman of the Compensation Committee receives an additional $7,500 per year and the chairman of the Nominations Committee receives an additional $5,000 per year. In addition, the lead director receives a retainer of $30,000 per year.

         Each non-employee director also receives (i) upon initial election to the Board and upon any reelection to the Board at an Annual Meeting of Stockholders, 5,000 shares of restricted stock of the Company and an option to purchase 15,000 shares of the Company's common stock, (ii) on the date of the 2006 Annual Meeting of Stockholders, 1,667 shares of restricted stock of the Company and an option to purchase 5,000 shares of the Company's common stock (except for Douglas Anderson, Samuel McKay, Carlos Naudon and Richard Yanak, who will each receive 2,500 shares of restricted stock of the Company and an option to purchase 7,500 shares of the Company's common stock because they did not receive an annual grant at the 2005 Annual Meeting of Stockholders) and (iii) on the date of each Annual Meeting of Stockholders after the 2006 Annual Meeting of Stockholders, 1,667 shares of restricted stock of the Company and an option to purchase 5,000 shares of the Company's common stock. Such restricted stock will vest in five equal annual installments beginning on the first anniversary of the date of grant. The stock options will have an exercise price equal to the last sale price of the Company's common stock on the Nasdaq National Market on the date of grant. One-third of the shares of common stock underlying each option will vest on the first anniversary of the date of grant, and the remaining shares will vest monthly thereafter over a two-year period.

         The Company reimburses its non-employee directors for reasonable out-of-pocket expenses incurred in attending Board or committee meetings. No director who is an employee of the Company receives separate compensation for services rendered as a director.